Exhibit 4.5.1

DANAOS CORPORATION

FIRST AMENDMENT

TO

2006 EQUITY COMPENSATION PLAN

Pursuant to Section 7.5 of the 2006 Equity Compensation Plan (the “Plan”) of Danaos Corporation, a Marshall Islands corporation (the “Company”), and the action by written consent of the Board of Directors of the Company, dated September 15, 2016 (the “Amendment Date”), the Plan is hereby amended as of the Amendment Date as follows:

Section 7.12 of the Plan hereby is amended by replacing the text “the day before the tenth anniversary of the later of the date the Company’s stockholders originally approved the Plan (September 18, 2006) or the date of any subsequent shareholder approval of the Plan” with the text “September 17, 2019.”

Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect.  The Plan and this Amendment shall be read and construed together as a single instrument.

DANAOS CORPORATION

By:	/s/ Evangelos Chatzis
Name:	Evangelos Chatzis
Title:	Chief Financial Officer